Exhibit 99.1

Cheniere Energy Partners Initiates Pre-Filing Process for the Cheniere Southern Trail Pipeline

HOUSTON--(BUSINESS WIRE)--Cheniere Energy Partners, L.P. (AMEX:CQP) announced today that the response has been favorable to the non-binding open season recently held to gauge shipper interest on its proposed Cheniere Southern Trail Pipeline, previously referred to as the Louisiana Natural Gas Header. Encouraged by the results, the partnership is initiating the National Environmental Policy Act (NEPA) pre-filing process with the Federal Energy Regulatory Commission (FERC) and is continuing negotiations with the open season respondents.

As currently contemplated, the pipeline would involve the construction of approximately 348 miles of up to 42-inch diameter pipeline commencing at a point in Acadia Parish near Eunice, Louisiana to a point of interconnect with the Florida Gas Transmission pipeline near its Station 12 in Santa Rosa County, Florida. Cheniere anticipates that the project could be placed into service as early as mid 2010. The non-binding open season was held from November 15, 2007 to January 15, 2008.

A copy of the open season guidelines and map is available on our website at www.cheniereenergypartners.com.

Cheniere Energy Partners, L.P. is a Delaware limited partnership. Through its wholly-owned subsidiary, Sabine Pass LNG, L.P., the partnership is developing an LNG receiving terminal located in western Cameron Parish, Louisiana on the Sabine Pass Channel scheduled to commence operations in the second quarter of 2008. Additional information about Cheniere Energy Partners, L.P. may be found on its web site at www.cheniereenergypartners.com.

This press release contains certain statements that may include "forward-looking statements" within the meanings of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included herein are "forward-looking statements." Included among "forward-looking statements" are, among other things, (i) statements regarding Cheniere Energy Partners' business strategy, plans and objectives, (ii) statements regarding the proposed Cheniere Southern Trail Pipeline, including the benefits it will afford shippers, (iii) statements regarding future levels of LNG imports into North America or sales of natural gas in North America, regardless of the source of such information, or the transportation or other infrastructure related to natural gas or LNG, and (iv) statements expressing beliefs and expectations regarding the development of Cheniere Energy Partners' LNG receiving terminal business. Although Cheniere Energy Partners believes that the expectations reflected in these forward-looking statements are reasonable, they do involve assumptions, risks and uncertainties, and these expectations may prove to be incorrect. Cheniere Energy Partners' actual results could differ materially from those anticipated in these forward-looking statements as a result of a variety of factors, including those discussed in Cheniere Energy Partners' periodic reports that are filed with and available from the Securities and Exchange Commission. You should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Other than as required under the securities laws, Cheniere Energy Partners does not assume a duty to update these forward-looking statements.

CONTACT:
Cheniere Energy Partners, L.P., Houston
Investors:
Christina Cavarretta, 713-375-5104
or
Media:
Kim Hull, 713-375-5105